Dear Stockholders,



    You are cordially invited to attend the Annual Meeting of Stockholders on Tuesday, April 25, at 10 a.m., in the Ovens Auditorium, Charlotte, North Carolina.

    We are very pleased that Dr. Charles M. Vest, president of the Massachusetts Institute of Technology, who was elected to the Board in June 1994; Mr. Alex Trotman, chairman and chief executive officer of the Ford Motor Company, who was elected to the Board in November 1994; Mr. Jerome B. York, senior vice president and chief financial officer of IBM, who was elected to the Board in November 1994 and joined the Board in January 1995; and Mr. Lucio A. Noto, chairman and chief executive officer of Mobil Corporation, who was elected to the Board in January 1995, are nominees for the first time.

    Mr. Paul J. Rizzo left the Board in December 1994 upon his retirement from IBM. We thank Mr. Rizzo for his dedicated service as Vice Chairman for these past two years. Mr. James E. Burke, Mr. Thomas S. Murphy, and Mr. Edgar S. Woolard, Jr. will retire from the Board in April and are not nominees for election this year. We are grateful for their many contributions during their years of service, and we will miss their participation on the Board.

    Please sign, date, and return the enclosed Proxy Card in the envelope provided as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. If you plan to attend the meeting, please mark the box where indicated on the Proxy Card. If you will need special assistance at the meeting because of a disability, please contact the Office of the Secretary, Armonk, N.Y. 10504.

    Very truly yours,


    /s/ Louis V. Gerstner, Jr.
    --------------------------
    Louis V. Gerstner, Jr.
    Chairman of the Board



                             YOUR VOTE IS IMPORTANT

                   Please Sign, Date, and Return Your Proxy Card

                                     International Business Machines Corporation
                                     Armonk, New York 10504
                                     March 14, 1995




    Notice of Meeting



    The Annual Meeting of Stockholders of International Business Machines Corporation will be held on Tuesday, April 25, 1995, at 10 a.m., in the Ovens Auditorium, 2700 East Independence Boulevard, Charlotte, North Carolina. The items of business are:

    1.  Election of directors for a term of one year.
    2.  Ratification of the appointment of auditors.
    3.  Adoption of the IBM 1995 Employees Stock Purchase Plan.
    4. Adoption of the IBM Non-Employee Directors Stock Option Plan to replace annual stock awards.
    5.  Approval of Annual Incentive Compensation Terms for Certain Executives.
    6. Approval of Long-Term Performance Incentive Compensation Terms for Certain Executives.
    7. Such other matters, including five stockholder proposals, as may properly come before the meeting.

    These items are more fully described in the following pages, which are hereby made a part of this Notice. Only stockholders of record at the close of business on March 7, 1995, are entitled to vote at the meeting. Stockholders are reminded that shares cannot be voted unless the signed Proxy Card is returned or other arrangements are made to have the shares represented at the meeting.


    /s/ John E. Hickey
    ------------------
    John E. Hickey
    Vice President and Secretary

    This Proxy Statement and the accompanying form of Proxy Card are being mailed beginning on or about March 14, 1995, to stockholders entitled to vote. The IBM 1994 Annual Report, which includes financial statements, is being mailed with this Proxy Statement. Kindly notify First Chicago Trust Company of New York, Mail Suite 4688, P.O. Box 2530, Jersey City, N.J. 07303-2530, telephone 201-324-0405, if you did not receive a report, and a copy will be sent to you.

    1. Election of Directors for a Term of One Year

    The Board proposes the election of the following directors of the Company for a term of one year. Following is information about each nominee, including biographical data for at least the last five years. Should one or more of these nominees become unavailable to accept nomination or election as a director, the individuals named as Proxies on the enclosed Proxy Card will vote the shares that they represent for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors.

            Harold Brown, 67, is a counselor, Center for Strategic and International Studies, Washington, D.C., and a general partner in Warburg, Pincus & Company, a venture banking and money management firm. He is chairman of IBM's Directors and Corporate Governance Committee and a member of IBM's Executive Committee. He is a former U.S. Secretary of the Air Force. He is a director of Alumax Inc., CBS Inc., Cummins Engine Company, Inc., Philip Morris Companies Inc., and Mattel, Inc.; a member of the National Academy of Sciences and the National Academy of Engineering; a trustee and president emeritus of the California Institute of Technology; and chairman of the Arnold and Mabel Beckman Foundation. Dr. Brown was an IBM director from 1972 to 1977. After serving as U.S. Secretary of Defense, he became an IBM director again in 1981.

            Fritz Gerber, 66, is chairman and chief executive officer of Roche Holding Ltd., a pharmaceutical company, positions he has held since 1978.
    He is also executive chairman of Zurich Insurance Company, an international insurance provider. He joined Zurich Insurance Company in 1958, became chief executive officer in 1969, and chairman of the board of directors in 1977. Mr. Gerber is a member of IBM's Directors and Corporate Governance Committee. He is a director of Nestle S.A. and Credit Suisse. He is a member of the International Advisory Council of The Chase Manhattan Bank and of the European Advisory Council of Tenneco Europe, Limited, and he holds membership in various economic and cultural organizations such as the European Round Table. Mr. Gerber became an IBM director in 1989.

            Louis V. Gerstner, Jr., 53, is chairman of the Board and chief executive officer of IBM and chairman of IBM's Executive Committee. From 1989 until joining IBM, he was chairman of the board and chief executive officer of RJR Nabisco Holdings Corp., a food and tobacco company. From 1985 to 1989, Mr. Gerstner was president of American Express Company, and from 1983 to 1989, he was chairman and chief executive officer of American Express Travel Related Services Co., Inc. He is a member of the board of directors of Bristol-Myers Squibb Company and The New York Times Company. Mr. Gerstner is a member of the board of Lincoln Center for the Performing Arts and vice chairman of the board of the New American School Development Corp. Mr. Gerstner is also a member of The Council on Foreign Relations and a board member of The America/China Society and The Japan Society. Mr. Gerstner became an IBM director in 1993.

            Nannerl O. Keohane, 54, is president and professor of political science at Duke University. She is a member of IBM's Directors and Corporate Governance Committee. She was formerly president of Wellesley College, and a former faculty member at Swarthmore College and Stanford University. She is a member of The Council on Foreign Relations and the American Academy of Arts and Sciences; and a trustee of the Colonial Williamsburg Foundation. Dr. Keohane is a member of the MIT Corporation and has served as vice president of the American Political Science Association. Dr. Keohane became an IBM director in 1986.

            Charles F. Knight, 59, is chairman and chief executive officer of Emerson Electric Co., an electronics company. He is chairman of IBM's Executive Compensation and Management Resources Committee and a member of IBM's Executive Committee. He joined Emerson Electric in 1972 as vice chairman and was elected chief executive officer in 1973 and chairman in 1974. Prior to joining Emerson, he was president of Lester B. Knight & Associates, Inc., a consulting engineering firm. He is a director of SBC Communications Inc., Anheuser Busch Companies, Inc., and The British Petroleum Company p.l.c. Mr. Knight became an IBM director in 1993.

            Lucio A. Noto, 56, is chairman and chief executive officer of Mobil Corporation, an oil and gas company. Mr. Noto joined Mobil in 1962 and was elected to Mobil's board in 1988. He was elected chief financial officer in 1989, president and chief operating officer in 1993, and to his present position in 1994. He also serves as chairman of Mobil's executive committee. Mr. Noto is a member of The Council on Foreign Relations. He became an IBM director in 1995.

            John B. Slaughter, 61, is president of Occidental College. He is a member of IBM's Audit Committee. He is a former chancellor of the University of Maryland and a former director of the National Science Foundation. He is a director of the Atlantic Richfield Company, Avery Dennison Corporation, Monsanto Company, and Northrop Corporation. He is a member of the National Academy of Engineering, a member of the American Academy of Arts and Sciences, a fellow of the American Association for the Advancement of Science, and a fellow of the Institute of Electrical and Electronics Engineers. Dr. Slaughter became an IBM director in 1988.

            Alex Trotman, 61, is chairman and chief executive officer of the Ford Motor Company, an automotive manufacturer. He is a member of IBM's Executive Compensation and Management Resources Committee. Mr. Trotman joined Ford of Britain in 1955 and was elected president of Ford Asia-Pacific in 1983 and chairman of Ford of Europe in 1988. He became president and chief operating officer of Ford Automotive Group and a director in 1993. He was subsequently elected to his present position in 1993. Mr. Trotman became an IBM director in 1994.

            Lodewijk C. van Wachem, 63, is chairman of the supervisory board of Royal Dutch Petroleum Company, an international petrochemical company. He is a member of IBM's Audit Committee. In 1992, Mr. van Wachem retired as president of Royal Dutch Petroleum, a post he had held since 1982. He is a director of ATCO Ltd., Credit Suisse Holding, and Zurich Versicherungs-Gesellschaft; and a member of the supervisory boards of AKZO N.V., Philips Electronics N.V., and Bavarian Motor Works A.G. Mr. van Wachem became an
    IBM director in 1992.

            Charles M. Vest, 53, is president and professor of mechanical engineering at the Massachusetts Institute of Technology. He is a member of IBM's Executive Compensation and Management Resources Committee. Dr. Vest was formerly the provost and vice president for Academic Affairs of the University of Michigan. He is a director of E. I. du Pont de Nemours and Company, a fellow of the American Association for the Advancement of Science, a member of the National Academy of Engineering and the Corporation of Woods Hole Oceanographic Institution, and a trustee of Wellesley College. Dr. Vest became an IBM director in 1994.

            Jerome B. York, 56, is senior vice president and chief financial officer of IBM and a member of IBM's Executive Committee. From 1979 until joining IBM, he served in a number of executive positions at Chrysler Corporation, an automotive manufacturer, including executive vice president-finance and chief financial officer from 1990 to 1993 and vice president and controller from 1989 to 1990. He also served as a director of Chrysler from 1992 to 1993. Prior to joining Chrysler, he held a number of technical and management positions with General Motors Corporation, Ford Motor Company, The Hertz Corporation, and Baker Industries, Inc. Mr. York became an IBM director in 1995.

    General Information


    Board of Directors

    The Board of Directors is responsible for supervision of the overall affairs of the Company. To assist it in carrying out its duties, the Board has delegated certain authority to several committees.

    Consistent with the Company's long-standing practice, the majority of the Board, twelve of the fourteen current directors, are outside directors who are neither officers nor employees of IBM or its subsidiaries. In the opinion of the Board, each of the outside directors is independent of management and free of any relationship with the Company that would interfere with his or her exercise of independent judgment in performing the duties of a director.

    In addition, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are composed entirely of outside directors. The committees of the Board, as well as the full Board, have access to outside consultants and experts as needed in connection with their deliberations.

    The Board of Directors held ten meetings during 1994. Overall attendance at Board and committee meetings was 95 percent. Attendance was at least 80 percent for each director. Following the Annual Meeting, the Board will consist of eleven directors. In the interim between Annual Meetings, the Board has the authority under the By-laws to increase or decrease the size of the Board and fill vacancies.

    Committees of the Board

    The Executive Committee, the Audit Committee, the Directors and Corporate Governance Committee, and the Executive Compensation and Management Resources Committee are the standing committees of the Board of Directors.





                                                                  Executive
                                                  Directors       Compensation
                                                  and Corporate   and Management
    Executive              Audit                  Governance      Resources
    ----------------------------------------------------------------------------

    L.V. Gerstner, Jr.*    E.S. Woolard, Jr.*+    H. Brown*       C.F. Knight*
    H. Brown               J.B. Slaughter         F. Gerber       A. Trotman
    C.F. Knight            L.C. van Wachem        N.O. Keohane    C.M. Vest
    E.S. Woolard, Jr.+
    J.B. York

    * Chairman
    + Retiring April 25, 1995

    Executive Committee

    The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The committee held two meetings in 1994.

    Audit Committee

    The Audit Committee is responsible for reviewing reports of the Company's financial results, audits, internal controls, and adherence to its Business Conduct Guidelines in compliance with federal procurement laws and regulations. The committee recommends to the Board of Directors the selection of the Company's outside auditors and reviews their procedures for ensuring their independence with respect to the services performed for the Company.

    The Audit Committee is composed of outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held four meetings in 1994.

    Directors and Corporate Governance Committee

    The Directors and Corporate Governance Committee is responsible for recommending qualified candidates to the Board for election as directors of the Company, including the slate of directors that the Board proposes for election by stockholders at the Annual Meeting.

    The committee advises and makes recommendations to the Board on all matters concerning directorship practices, including retirement policies and compensation for non-employee directors, and recommendations concerning the functions and duties of the committees of the Board.

    The committee reviews and considers the Company's position and practices on significant issues of corporate public responsibility, such as equal employment opportunity, protection of the environment, and philanthropic contributions, and it reviews and considers stockholder proposals dealing with issues of public or social interest. Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held three meetings in 1994.

    Stockholders wishing to recommend director candidates for consideration by the committee may do so by writing to the Secretary of the Corporation, giving the recommended candidate's name, biographical data, and qualifications.

    Executive Compensation and Management Resources Committee

    The Executive Compensation and Management Resources Committee has responsibility for administering and approving all compensation for corporate officers, and salaries for certain other senior management. It also approves, by direct action or through delegation, participation in and all awards, grants, and related actions under the provisions of the IBM Stock Option Plans and the Long-Term Performance Plans, and reviews changes in the IBM Retirement Plan primarily affecting IBM corporate officers. The committee reports to stockholders on executive compensation items as required by the Securities and Exchange Commission (page 12). The committee has responsibility for reviewing the Company's management resources programs and for recommending qualified candidates to the Board for election as officers.

    Members of this committee are outside directors who are not officers or employees of IBM or its subsidiaries and are not eligible to participate in any of the plans or programs that the committee administers. In the opinion of the Board, these directors are independent of management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee. The committee held six meetings in 1994.

    Other Relationships

    The Company and its subsidiaries purchase services, supplies, and equipment in the normal course of business from many suppliers and similarly sell and lease IBM products and services to many customers. In some instances, these transactions occur between IBM and other companies for whom members of IBM's Board serve as executive officers. In 1994, none of these transactions were individually significant or reportable.

    The Company has renewed its directors and officers indemnification insurance coverage. This insurance covers directors and officers individually where exposures exist other than those for which the Company is able to provide direct indemnification. These policies run from June 30, 1994, through June 30, 1995, at a total cost of $1,034,011. The primary carrier is Federal Insurance Company.

    Directors' Compensation

    At the recommendation of the Directors and Corporate Governance Committee, the Board of Directors recently adopted a number of changes to the compensation of IBM's outside directors designed to increase the outside directors' proprietary interest in the Company, and to align more closely their interests with the interests of the Company's stockholders. These changes include paying 50% of the annual retainer fees in stock, and limiting the number of years retirement benefits will be paid to directors. Further, to tie more of the directors' compensation to the long-term performance of IBM's common stock, the Board has also proposed terminating the annual award of stock to directors, and decreasing the annual retainer from $55,000 to $50,000, upon approval by stockholders of a new non-employee directors stock option plan.

    Commencing in 1995, 50% of the annual retainer will be paid in Promised Fee Shares of IBM common stock (IBM's $1.25 par value capital stock) under the Directors Deferred Compensation and Equity Award Plan (the "DCEAP"). The Promised Fee Shares are valued based upon the market price of IBM common stock and are paid in the form of IBM shares or cash. Outside directors will retain the ability under the DCEAP to defer irrevocably all or part of their remaining cash compensation to selected later years, to be paid either with interest at a rate equal to the rate on 26-week U.S. Treasury bills updated each January and July, or in Promised Fee Shares. All awards under the DCEAP are to be paid only upon retirement or other completion of service as a director.

    Upon approval of the IBM Non-Employee Directors Stock Option Plan, directors will no longer receive 100 Promised Award Shares upon election and annually thereafter upon reelection to the Board and the annual retainer will be decreased by $5,000. In that event, directors who are not employees will receive an annual retainer of $50,000 and committee chairmen will continue to receive an additional annual retainer of $5,000.

    The Board also modified the retirement benefits payable to directors so that those elected at the 1995 Annual Meeting or thereafter shall no longer be entitled to retirement benefits for the full life of the director. Directors with five years or more of service on the Board who are not entitled to retirement income under any IBM retirement plan for employees will now be eligible to receive, upon retirement or age 70, whichever is later, an annual payment equal to 50% of the director's last annual fee, payable quarterly during his or her lifetime for a period equal to the length of service by the director on the Board.

    The Board is proposing for stockholder approval the IBM Non-Employee Directors Stock Option Plan, which is more fully described on pages 22 and 23 and in Appendix B of this proxy statement.

    Employee directors receive no additional compensation for service on the Board of Directors or its committees.

    Stock Ownership

    The following tables reflect shares of IBM common stock beneficially owned by the named persons, and directors and executive officers as a group, as of December 31, 1994, and indicate whether voting power and investment power are solely exercisable by the person named or shared with others.

    Voting power includes the power to direct the voting of the shares held, and investment power includes the power to direct the disposition of shares held. Also shown are shares over which any person could have acquired such powers within 60 days. Since shares may appear under both the voting power and investment power columns, the individual columns will not add across to the total column.

    The following sets forth information as to the only persons known to the Company to be the beneficial owner of more than five percent of the Company's common stock as of December 31, 1994.

                              Voting Power          Investment Power                  Percent of
    Name and Address           Sole    Shared       Sole       Shared      Total(2)   class(2)
    FMR Corp. (1)          2,236,711   8,050     32,250,466    8,050     32,281,389   5.50%
    82 Devonshire Street
    Boston, Mass. 02109

    (1) Based on Schedule 13G filed by FMR Corp. with the Securities and Exchange Commission on February 14, 1995. The Schedule 13G does not identify any shares with respect to which there is a right to acquire beneficial ownership. The Schedule 13G indicates that beneficial ownership of substantially all of these shares arises through the investment advisory activities of Fidelity Management & Research Company and the investment management activities of Fidelity Management Trust Company, each a wholly owned subsidiary of FMR Corp.

    (2) The Schedule 13G additionally reports that Mr. Edward C. Johnson 3rd, chairman of FMR Corp., and together with other family members part of a controlling group of FMR Corp., is the beneficial owner of the same shares, except that his sole voting power is with respect to 17,700 shares.

    The following table sets forth the beneficial ownership of shares of the Company's common stock as of December 31, 1994, by IBM's current directors and the executive officers named in the Summary Compensation Table on page 15.

                           Voting Power        Investment Power                 Acquirable
                        ------------------     ----------------                 within 60
    Name                  Sole      Shared       Sole   Shared    Total(1)(2)    days (3)
- ------------------------------------------------------------------------------------------
    H.   Brown               0         600      6,320      600         7,591            -
    J.E. Burke           4,400         725      4,989      725         6,385            -
    F.   Gerber          1,000           0      1,000        0         1,671            -
    L.V. Gerstner, Jr.  57,500         456     57,500      456        57,956      125,522
    N.O. Keohane             0         489      2,025      489         3,185            -
    C.F. Knight          2,040           0      2,580        0         2,784            -
    N.C. Lautenbach     10,695           0        988    9,707        10,695      148,397
    T.S. Murphy          1,348           0      5,906        0         6,577            -
    L.A. Noto              697         601        697      601         1,398            -
    P.J. Rizzo          15,000           0     15,000        0        15,000      200,282
    J.B. Slaughter          50           0      1,688        0         2,359            -
    J.M. Thompson        5,465           0        324    5,141         5,465      132,695
    A.   Trotman         1,000           0      1,000        0         1,100            -
    L.C. van Wachem      1,000           0      1,000        0         1,313            -
    C.M. Vest              100           0        100        0           201            -
    E.S. Woolard, Jr.      200           0      4,820        0         5,491            -
    J.B. York                0      20,000          0    20,000       20,000       37,193
- -----------------------------------------------------------------------------------------
    Directors and
    executive officers
    as a group(4)      183,324      30,205    120,388   113,431      239,334*   1,282,798*
- -----------------------------------------------------------------------------------------

    * The total of these two columns represents less than 1% of the outstanding shares.

    (1) No individual's beneficial holdings totaled more than 1/10th of 1% of the outstanding shares. These holdings do not include 1,501,567 shares held by the IBM Retirement Plan Trust Fund, over which the members of the Board have the right to acquire shared investment power by withdrawing authority now delegated to the Retirement Plans Committee, a management committee. The directors and officers included in the table disclaim beneficial ownership of shares beneficially owned by family members who reside in their households. The shares are reported in such cases on the presumption that the individual may share voting and/or investment power because of the family relationship.

    (2) For non-employee directors, this column includes shares earned and accrued under the Directors Deferred Compensation and Equity Award Plan. They have no voting power over such shares and investment power only with regard to Promised Fee Shares that are acquired as a result of deferring fees paid to them. Fractional shares attributable to participation in this plan are not shown.

    (3) Shares that can be purchased under an IBM stock option plan.

    (4) None of the directors or named executive officers own any IBM preferred stock.

    Report on Executive Compensation

    The Executive Compensation and Management Resources Committee (the "Committee") is responsible for administering the Company's executive compensation policies and practices and approves all elements of compensation for corporate officers. In carrying out its duties, the Committee has direct access to independent compensation consultants and outside survey data. The Committee reports regularly to the Board of Directors on its activities and obtains ratification by the non-employee members of the Board of all items of compensation for the two highest-paid executives.

    Compensation Philosophy and Practices

    The Company's executive compensation program is based on the belief that the interests of executives should be closely aligned with those of IBM's stockholders. To support this philosophy, the following principles provide a framework for the compensation program:

    - offer compensation opportunities that attract the best talent to IBM; motivate individuals to perform at their highest levels; reward outstanding achievement; and retain the leadership and skills necessary for building long-term stockholder value;

    - maintain a significant portion of executives' total compensation at risk, tied to both the annual and long-term financial performance of the Company, as well as to the creation of stockholder value.

    - encourage executives to manage from the perspective of owners with an equity stake in the Company.

    While performance against financial objectives is the primary measurement for executive officers' annual incentive compensation, non-financial performance also can affect pay. Every executive, as well as every employee, is expected to uphold and comply with IBM's Business Conduct Guidelines, which require the individual to maintain IBM's discrimination-free workplace and high standards of environmental protection. Upholding the Business Conduct Guidelines contributes to the success of the individual employee, and to IBM as a whole.

    IBM's compensation program for executive officers is designed to provide a total compensation level (including both annual and long-term incentives) that is targeted at approximately the 75th percentile of survey companies. For executive officers recently recruited by IBM, annual compensation rates and long-term incentive awards reflect amounts necessary to attract them to the Company. The compensation program is benchmarked by independent consultants using surveys of both the information processing industry and the largest U.S. market-capitalized companies. These companies, which are representative of the firms IBM competes with for executive talent and have jobs similar to those at IBM in magnitude, complexity and scope of responsibility, form the basis for the survey group used by the Committee. Consequently, this is a broader and more diverse set of companies than those included in the S&P Computer Systems Index used for the Performance Graph on page 20.

    Management has initiated new stock ownership guidelines to support the objective of increasing the amount of stock owned by senior executives of the Company. The guidelines provide that within a five-year period of time senior executives should attain an investment position in IBM stock or stock units that is equal to two to four times their base salary, depending on the position of the executive.

    Components of Executive Compensation

    The compensation program for executive officers consists of the following components:

    ANNUAL CASH COMPENSATION includes base salary and an annual cash incentive (bonus). Salaries are established by the Committee based on an executive's job responsibilities, level of experience, individual performance and contribution to the business, and information obtained from surveys. The annual incentive component of pay is at risk and tied to specific performance measures. The Committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. Actual incentive awards for 1994 were based primarily on performance measured against annual financial targets approved by the Committee early in the year. These targets were pre-tax earnings and cash flow with most of the weighting on earnings, thus establishing a direct link between executive pay and Company profitability. To a lesser degree, individual performance was measured by factors such as strategy development, leadership of special projects, and customer satisfaction. The final score results in a bonus that may be above or below the executive's target incentive opportunity, depending on the level of overall performance. In 1994, the Company's financial performance exceeded the objectives set by the Committee, resulting in above-target incentive payouts to the executive officers named in the Summary Compensation Table.

    LONG-TERM INCENTIVES include both stock options and Long-Term Performance Incentive awards. The objective for both of these awards is to align closely executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value or the attainment of cumulative financial targets over several years, represent a significant portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility, the individual's potential to make significant contributions to the Company, and award levels at companies in the survey group. Long-term incentives granted in prior years are also taken into consideration.

    - Stock Options are typically granted annually to executives and other selected employees whose contributions and skills are important to the long-term success of the Company. The options are granted with an exercise price equal to the market price of the Company's common stock on the date of grant, vest over a period of up to four years, and expire after ten years. These options only have value to the recipients if the price of the Company's stock appreciates from the date when the options were granted.

    - Long-Term Performance Incentive awards provide senior management with an incentive linked to both multiple year corporate financial performance and stockholder value. Awards are intended to be made annually in the form of performance stock units that are valued based upon the market price of the Company's common stock. For the award in 1994, the stock units can be earned based on achieving cumulative financial targets of earnings-per-share and cash flow, equally weighted, over a three-year period. No payouts will be made for cumulative performance below a 50% threshold level, and there is a maximum payout of 150% of the stock units for exceeding target performance. At time of payout, one-half of the earned units will be paid in cash and one-half in the form of an equivalent number of restricted shares of the Company's common stock.

    Compensation for the Chairman and Chief Executive Officer

    On March 26, 1993, IBM entered into an employment agreement with Mr. Louis
    V. Gerstner, Jr., to become chairman and chief executive officer of the Company. All aspects of Mr. Gerstner's 1993 compensation were governed by this employment agreement. In determining the compensation for Mr. Gerstner, the Board focused on the importance of hiring an executive with an outstanding business record who could provide the leadership necessary to improve IBM's competitiveness and profitability. The Board also recognized the need to consider Mr. Gerstner's compensation at his former employer, as well as the value of benefits under various plans of this employer that would be forfeited upon his resignation. For 1994, Mr. Gerstner's base salary, as well as both his annual cash incentive and Long-Term Performance Incentive target opportunities, were governed by this employment agreement. Based on above-target achievement of the Company's 1994 financial targets (referred to under the section above entitled Annual Cash Compensation), and their assessment of Mr. Gerstner's contributions to the business, the Committee approved an annual incentive payment to him of $2,600,000. In June, the Committee approved a stock option grant for Mr. Gerstner covering 225,000 shares of IBM common stock. In approving this grant, the Committee considered several factors: an analysis prepared by an independent consultant of option grants made to chief executive officers at other leading companies in the survey groups; the size and complexity of IBM; the leadership challenge facing the chairman; and improved business results for the

Company. This grant was made with an exercise price of $60.94 (the average market price on June 27, 1994, the date of grant).

The terms of Mr. Gerstner's employment agreement are described in the section entitled, "Employment Agreements and Change-in-Control Arrangements" on page 19.

Deductibility of Compensation in Excess of $1 Million a Year

In 1993, Congress enacted section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. This legislation precludes a public corporation from taking a deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest-paid executive officers. However, certain performance-based compensation is specifically exempt from the deduction limit. Based on the proposed regulations, any taxable compensation derived from the exercise of stock options or stock appreciation rights granted under the IBM 1994 Long-Term Performance Plan and prior Plans should be exempt from the limit on the corporate tax deduction. As explained in the Report on Executive Compensation in the Company's 1994 proxy statement, the Committee was reluctant to make changes at that time to the executive compensation program solely for tax purposes. At that time, the Committee indicated it recognized that part of the 1994 annual compensation paid to one or more of the five named executive officers might not qualify for the exemption. Although the regulations still have not been finalized, the Committee has taken action designed so that future annual incentive compensation and Long-Term Performance Incentive awards that otherwise would be subject to the limitations of section 162(m) should not be subject to these deductibility limitations. Accordingly, on pages 23 and 25 of this proxy statement there are two resolutions covering performance-based incentives that are being proposed for stockholder approval at this year's Annual Meeting.

                                  *    *    *
The Board believes that the caliber and motivation of IBM's employees, and especially of their leadership, are fundamentally important to achieving our objective of restoring IBM to preeminence in the marketplace and as an investment for our stockholders. The Committee is responsible to the Board, and by extension to stockholders, for ensuring that the best qualified individuals are in key positions and that they are compensated in a way that is compatible with IBM's business strategies and that aligns their interests with those of long-term investors. We believe the actions taken by the Committee to strengthen and broaden cash and stock-based incentives will prove beneficial to the Company and the customers, communities and stockholders IBM serves.



Charles F. Knight (chairman)
Alex Trotman
Charles M. Vest

Summary Compensation Table

- -----------------------------------------------------------------------------------------------------------
                                                                           Long-Term Compensation
                                       Annual Compensation (1)                  Awards (2)
- -----------------------------------------------------------------------------------------------------------
Name and                                                 Other Annual   Securities Under-   All Other
Principal Position    Year      Salary       Bonus       Compensation   lying Options(#)    Compensation
- -----------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.    1994    $2,000,000  $2,600,000            $0           225,000       $7,755,055(3)
Chairman and CEO      1993     1,500,000   1,125,000       160,130           500,000        4,924,596
P.J. Rizzo            1994     1,000,000   1,300,000             0            50,000            2,248(4)
Vice Chairman         1993       965,086     750,000             0            80,000                0
J.B. York             1994       575,000     800,000             0            75,000            2,250(4)
Senior VP and CFO     1993       371,354     300,000             0            70,000        3,360,473(5)
N.C. Lautenbach       1994       490,000     575,000             0            60,000            2,250(4)
Senior VP             1993       490,000     300,000             0            40,000            2,698
                      1992       276,666     637,100       186,800 (6)        40,000          485,688(7)
J.M. Thompson         1994       458,000     550,000             0            60,000          110,820(7)
Senior VP             1993       448,000     315,000             0            35,000          110,887
                      1992       298,300     669,679             0            35,000          108,451

(1) Information for Messrs. L.V. Gerstner, Jr., P.J. Rizzo, and J.B. York is provided only for 1994 and 1993 because none of these individuals were employed by the Company in 1992. In addition, the 1993 annual compensation amounts for these individuals reflect less than a full year, since their employment dates were April 1, 1993, January 25, 1993, and May 10, 1993, respectively.

(2) At the end of 1994, Mr. Gerstner held 18,961 performance stock units having a value of $1,393,634; Mr. Rizzo held 13,437 performance stock units having a value of $987,620 (upon his retirement, he forfeited 3,464 units); Mr. York held 11,376 performance stock units having a value of $836,136; Mr. Lautenbach held 5,688 performance stock units and 9,707 shares of restricted stock having a combined value of $1,131,533; and Mr. Thompson held 5,173 performance stock units and 5,141 shares of restricted stock having a combined value of $758,079. Performance stock units were granted as part of the Long-Term Performance Incentive (LTPI) award and are valued based on the Company's common stock price on December 31, 1994. LTPI awards are not included in this table (see page 17 for additional information on the awards made in 1994). Restricted stock may not be sold, transferred, or assigned until retirement or age 60, is forfeitable, and earns dividends at the same rate paid to all stockholders.

(3) Includes: (a) $7,752,854 paid according to Mr. Gerstner's employment contract which calls for the Company to guarantee a yield of $8.125 upon exercise or expiration for each of 3,211,320 shares of RJR Nabisco stock on which Mr. Gerstner held options as a result of his employment with RJR Nabisco; and (b) a contribution by the Company of $2,201 to the IBM Tax Deferred Savings Plan, a 401(k) plan. All U.S. employees are eligible to participate in this Plan.

(4) Represents the Company's contribution to the IBM Tax Deferred Savings Plan.

(5) Includes a one-time payment of $3,360,000 given in replacement for various benefits and rights from his former employer that were forfeited upon Mr. York joining IBM, and a contribution of $473 to the IBM Tax Deferred Savings Plan.

(6) Reimbursement for tax liabilities related to payments for overseas assignment (see footnote (7) below).

(7) Includes payments to equalize cost-of-living and housing differences, and for certain other expenses, related to assignments outside of home country. For Mr. Lautenbach, it also includes $2,618 for the Company's annual contribution to the IBM Tax Deferred Savings Plan.

Stock Option/SAR Grants in Last Fiscal Year (1)

- -------------------------------------------------------------------------------------------------------------
                               Individual Grants

                    Number          % of Total                                Potential Realizable Value at
                    of Securities  Options/SARs                                  Assumed Annual Rates of
                    Underlying     Granted to     Exercise                    Stock Price Appreciation for
                    Options/SARs   Employees in   Price          Expiration      Ten-Year Option Term (3)
Name                Granted (2)    Fiscal Year    per Share      Date          0%         5%        10%
- -------------------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.      225,000         3.24%     $ 60.94        6/27/04     $ 0    $ 8,622,000  $ 21,852,000
P.J. Rizzo               50,000          .72%       53.44        2/06/04       0      1,680,500     4,258,500
J.B. York                75,000         1.08%       53.44        2/06/04       0      2,520,750     6,387,750
N.C. Lautenbach          60,000          .86%       53.44        2/06/04       0      2,016,600     5,110,200
J.M. Thompson            60,000          .86%       53.44        2/06/04       0      2,016,600     5,110,200
- -------------------------------------------------------------------------------------------------------------

Increase in market value of IBM common stock for all stockholders      5% (to $99/share)     10% (to $158/share)
at assumed annual rates of stock price appreciation (as used in the    ----------------      -------------------
table above) from $60.94 per share, over the ten-year period, based      $22.5 billion          $57.1 billion
on 587.7 million shares outstanding on December 31, 1994.
- -------------------------------------------------------------------------------------------------------------

(1) No Stock Appreciation Rights (SARs) were granted to the named executive officers during 1994.

(2) Included in the total aggregate exercise price for the grants made to each of Messrs. Gerstner, York, and Lautenbach is approximately $100,000 of Incentive Stock Options, which become exercisable in two equal installments on the first and second anniversary dates. The balance of their grants, as well as the grants made to Mr. Rizzo and Mr. Thompson, is exercisable in four equal annual installments commencing on the first anniversary date. All options become exercisable upon retirement. Mr. Gerstner's grant also becomes exercisable on a termination without cause, including upon a "change-in-control," as defined in his employment agreement.

(3) Potential Realizable Value is based on the assumed annual growth rates for each of the grants shown over their ten-year option term. For example, a 5% annual growth rate for Mr. Gerstner's grant results in a stock price of $99.26 per share and a 10% rate results in a price of $158.06 per share. These potential values are listed in order to comply with Securities and Exchange Commission regulations, and the Company cannot predict whether these values will be achieved. Actual gains, if any, on stock option exercises are dependent on the future performance of the stock.

Fiscal Year-End Option/SAR Values (1)

                          Number of Securities                           Value of
                         Underlying Unexercised                   Unexercised In-the-Money
                     Options/SARs at Fiscal Year-End          Options/SARs at Fiscal Year-End
Name                  Exercisable     Unexercisable             Exercisable    Unexercisable
- ---------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.      125,522          599,478                $3,215,874      $12,420,126
P.J. Rizzo               91,300          108,982                   510,596        2,435,204
J.B. York                18,012          126,988                   445,797        2,791,203
N.C. Lautenbach         108,058          113,551                   286,555        2,004,645
J.M. Thompson            95,642          108,303                   237,913        1,917,338
- ---------------------------------------------------------------------------------------------

(1)  No options were exercised by a named executive officer during 1994.

Long-Term Incentive Plans - Awards in Last Fiscal Year
- --------------------------------------------------------------------------------------------------
                                         Performance or
                        Number of         Other Period             Estimated Future Payouts under
                      Shares, Units     Until Maturation          Non-Stock Price-Based Plans (1)
Name                 or Other Rights        or Payout          Threshold(#)  Target(#)  Maximum(#)
- --------------------------------------------------------------------------------------------------
L.V. Gerstner, Jr.         8,660          1/94-12/96              2,165       8,660      12,990
P.J. Rizzo                 5,196(2)       1/94-12/96              1,299       5,196       7,794
J.B. York                  5,196          1/94-12/96              1,299       5,196       7,794
N.C. Lautenbach            2,598          1/94-12/96                650       2,598       3,897
J.M. Thompson              2,598          1/94-12/96                650       2,598       3,897
- --------------------------------------------------------------------------------------------------

(1) Payouts of the Long-Term Performance Incentive (LTPI) awards are tied to achieving specified cumulative business objectives of earnings-per-share and cash flow. The target number of performance stock units will be earned if 100% of the objectives are achieved. The threshold number will be earned for the achievement of 50% of the objectives and the maximum number will be earned for achieving 125% of the objectives. No payout will be made for performance below the threshold.

    At payout, the value of each performance stock unit will be equal to the average of the closing price of one share of IBM common stock for the month of January 1997. Half of the earned units will be paid in cash and the balance will be paid in an equivalent number of restricted shares of IBM common stock.

(2) According to the provisions of the award, Mr. Rizzo forfeited 3,464 of these units upon his retirement.

Retirement Plan

For Messrs. Rizzo and Lautenbach, retirement benefits payable annually under the IBM Retirement Plan will be determined by the average of the three consecutive highest-paid years of compensation (as defined) multiplied by total service through year-end 1994 times 1.43%, minus 1.43% of estimated Social Security benefits multiplied by total service through year-end 1994, plus 1.35% of compensation thereafter. In no event will more than 30 years of total service (or total service as of December 31, 1993, if greater than 30 years) be taken into account in calculating the benefit under the above formula. This formula will remain in effect for accruals through December 31, 2000.

Effective January 1, 1995, IBM amended the IBM Retirement Plan to introduce an alternative benefit formula if such formula yields a greater benefit than the Plan formula described above. However, the pre-existing Plan formula will yield a greater benefit for most employees until the year 2000. The new formula, which will be phased in over a five-year period, provides for the crediting of age-weighted percentage points annually up to a maximum of 500 points. The total points at retirement are multiplied by average annual compensation over the final five years of compensation (or the highest consecutive five years of compensation if this yields a greater benefit). The result, with minor adjustments, is divided by a benefit conversion factor based on the participant's age at retirement to determine the annual annuity benefit.

IBM also introduced the IBM Supplemental Executive Retirement Plan (the "SERP"), effective January 1, 1995, to attract and retain executives whose skills and talents are important to IBM's operations by providing retirement income that supplements benefits under the IBM Retirement Plan. The SERP benefit is calculated in annuity form as the sum of:

(1) 1.70% times average annual compensation over the final five years of employment or the highest consecutive five calendar years of compensation, whichever is greater, up to $185,000 times years of service up to 20 years, plus

(2) 2.55% of such compensation in excess of $185,000 times years of service up to 20 years, plus

(3) 1.30% of such compensation times years of service between 20 and 30 years, plus

(4) 0.75% of such compensation times years of service between 30 and 35 years with no accruals past 35 years of service,

provided that average annual compensation shall be at least $150,000 and that the SERP benefit will be reduced by the benefit payable under the IBM Retirement Plan. The SERP benefit will phase in until 100% accrual is attained for executives retiring on or after December 31, 1997. SERP benefits are forfeited if an individual is no longer an executive at retirement or fails to comply with the Plan's non-compete provisions.

The elements of compensation upon which both the IBM Retirement Plan and the SERP benefits are based include salary and bonus. In addition, the IBM Retirement Plan includes recurring cash and stock awards. The projected IBM plan benefits set forth below assume no change in rate of compensation.

Mr. Gerstner's annual pension from the Company under his employment agreement has been set at approximately $1,140,000 at age 60, when his employment agreement expires. Mr. Rizzo, who retired on December 31, 1994, will receive an annual pension from the IBM Retirement Plan calculated on a 50% joint and survivor annuity basis of $723,000.

In connection with his employment by the Company in 1993, the Company agreed to pay Mr. York an annual pension expressed as the greater of (1) the difference between the vested pension income he receives from Chrysler Corporation (his previous employer) and the income he would have received from Chrysler had he remained a Chrysler employee to the date the Chrysler pension would have commenced, had his annual compensation increases at Chrysler equaled five percent, and had he retired from Chrysler on the date he completes his employment with IBM, or (2) his IBM pension income (with credit added at the time of his employment for 14 years and 1 month of service with Chrysler) less the pension income he receives from Chrysler. His projected pension at age 60 under the Chrysler formula is $515,000, which is greater than his projected pension under the IBM pension formulas.

Prior to any reduction for survivorship options and assuming there is no forfeiture of benefits, the estimated annual retirement benefit at age 60 for Mr. Lautenbach would be $560,000. Employees outside the U.S. are covered by different retirement plans, varying from country to country. Mr. Thompson is covered by the retirement plan of IBM Canada, and his estimated annual single life retirement benefit payable in U.S. dollars at age 60, assuming the currency exchange rate in effect as of December 31, 1994, would be $330,000.

Other Deferred Compensation Plans

The IBM Tax Deferred Savings Plan (the "TDSP") allows all eligible employees to defer up to 12% of their income on a tax favored basis into a tax exempt trust pursuant to Internal Revenue Service guidelines. IBM matches these deferrals at the rate of 50% for the first 6% of compensation deferred. The employee accounts are invested by the plan trustee in up to eight investment funds, including an IBM Stock Fund, as directed by the employees. Corporate officers have participated in the TDSP since its inception in 1983 on the same basis as all other employees except that they could not participate in the IBM Stock Fund investment option. Commencing February 1, 1995, officers are now permitted to invest in the TDSP's IBM Stock Fund consistent with the Company's increased emphasis on stock ownership. Internal Revenue Service limits on the TDSP preclude in 1995 an annual investment of more than $9,240 or an eligible compensation base of more than $150,000 for any one employee.

IBM has established the Extended Tax Deferred Savings Plan (the "ETDSP"), effective January 1, 1995, which allows any executive, including officers, whose rate of compensation is at least $150,000 annually, to defer additional monies and receive a Company match on the same basis as the TDSP. The Company match for the ETDSP is credited only in units of IBM common stock which are not transferable to other investment alternatives during employment. In addition, corporate officers and other senior executives can defer all or a portion of their annual incentive until retirement under the ETDSP. The ETDSP is not funded and participants are general creditors of the Company. All investments in the ETDSP earn income based on the results of the actual TDSP funds' performance but the income is paid out of Company funds rather than the actual returns on a dedicated investment portfolio.

Employment Agreements and Change-in-Control Arrangements

The Company entered into an employment agreement with Mr. Gerstner as of March 26, 1993, whereby he serves as the chairman and chief executive officer of the Company. The agreement provides Mr. Gerstner with: an annual salary of at least $2,000,000; an annual incentive target award opportunity of at least $1,500,000 with a minimum 1993 award of $1,125,000; a long-term performance incentive with a target opportunity of at least $500,000; a special one-time payment of $4,287,096 in 1993 for the value of benefits under various plans of his former employer that were forfeited as a result of his resignation; $160,130 for reimbursement of certain taxes; a 10-year stock option for 500,000 shares of common stock of the Company at $47.88 (the market price on April 23, 1993, the date of grant); and an annual pension at age 60 from IBM of approximately $1,140,000.

The agreement also called for the Company to guarantee Mr. Gerstner a yield of $8.125 for each of 3,211,320 shares of RJR Nabisco stock on which Mr. Gerstner held options as a result of his employment with RJR Nabisco. Also, the agreement guaranteed Mr. Gerstner $8.125 per share for 300,000 RJR Nabisco shares held by RJR Nabisco as collateral for a loan taken by Mr. Gerstner to purchase those shares. In June 1994 and November 1993, the Company paid Mr. Gerstner $7,752,854 and $637,500, respectively, in satisfaction of these provisions.

In the event of termination without cause, or due to a "change-in-control" of the Company, as defined in the agreement, Mr. Gerstner would receive 36 months salary, prorated incentive payments, the right to exercise all stock options, and other specified benefits. The Company has no other change-in-control arrangements with any of its executive officers. There are no employment agreements with the named executive officers, other than Mr. Gerstner, that provide for their continuing service.

Performance Graph

Comparison of Five-Year Cumulative Total Return for
IBM, S&P 500 Stock Index, and S&P Computer Systems Index (excluding IBM)


                    1989 1990 1991 1992 1993 1994
IBM Common Stock    $100 $126 $104 $ 62 $ 72 $ 95
S&P 500             $100 $ 97 $126 $136 $150 $152
S&P Computer
Systems-Exclud.
IBM Index           $100 $ 90 $ 95 $ 92 $ 84 $104


The above graph compares the five-year cumulative total return for IBM common stock with the comparable cumulative return of two indexes. Since IBM is a company within the Standard & Poor's ("S&P") 500 Stock Index, the Securities and Exchange Commission's proxy rules require the use of that Index. Under those rules, the second index used for comparison may be a published industry or line-of-business index. In IBM's case, the S&P Computer Systems Index (excluding
IBM), shown above, is such an index.

The graph assumes $100 invested on December 31, 1989, in IBM common stock and $100 invested at that same time in each of the S&P indexes. The comparison assumes that all dividends are reinvested.

2. Ratification of Appointment of Auditors

The Board of Directors has appointed the firm of Price Waterhouse LLP, independent accountants, to be IBM's auditors for the year 1995 and recommends to stockholders that they vote for ratification of that appointment.
Price Waterhouse LLP served in this capacity for the year 1994. Its representative will be present at the Annual Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee, which reviews and approves in advance the audit scope, the types of nonaudit services, and the estimated fees for the coming year. The committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

Before making its recommendation to the Board for appointment of Price Waterhouse LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with Price Waterhouse LLP in all of these respects. The committee's review included inquiry concerning any litigation involving Price Waterhouse LLP and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the committee has concluded that the ability of Price Waterhouse LLP to perform services for the Company is in no way adversely affected by any such investigation or litigation.

The IBM Board of Directors recommends a vote FOR this proposal.

3. Adoption of the IBM 1995 Employees Stock Purchase Plan

In 1958, IBM stockholders first approved an employees stock purchase plan designed to give employees a greater stake in the Company through increased stock holdings. Subsequently, stockholders have approved additional, consecutive stock purchase plans, the last of which was approved on April 30, 1990. At the end of 1994, approximately 218,000 employees were eligible to participate and approximately 67,000 employees were participating in the IBM Employees 1990 Stock Purchase Plan (the "1990 Plan"), which became effective July 1, 1990. From July 1, 1990, to December 31, 1994, employees purchased nearly 35,000,000 shares under the 1990 Plan. No directors or officers participated during that period.

The Board of Directors continues to believe that an employees stock purchase plan is in IBM's best interest and therefore recommends adoption of a new five-year plan on essentially the same terms and conditions as were set forth in the 1990 Plan, with the exceptions noted below.

The following summary describes features of the IBM 1995 Employees Stock Purchase Plan (the "Plan"). This summary is qualified in its entirety by reference to the specific provisions of the Plan, the full text of which is set forth as Appendix A.

If approved by stockholders, the Plan will become effective July 1, 1995, and 25,000,000 shares of authorized common stock will be reserved for issuance under the Plan. The 1990 Plan would be superseded and no additional shares would be issued thereunder after June 30, 1995. The Plan will have a duration of five years, subject to earlier termination by the Board of Directors.

The Plan permits employees to purchase IBM common stock through payroll deductions during five consecutive annual offerings, beginning July 1, 1995. Eligible employees on each offering date may purchase full or fractional shares through payroll deductions of up to 10% of compensation, but in no event can more than $25,000 worth of common stock be purchased in a calendar year. The price an employee pays is 85% of the average market price on the last day of the applicable pay period. Shares for the Plan may be either shares purchased in the open market, or authorized and unissued shares. Eligibility will be extended to all regular and certain other employees of the Company and of its subsidiaries, as defined in the Plan, except that officers of IBM subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934 remain ineligible.

There are two significant changes to the Plan designed to further the Company's philosophy of encouraging employees to invest in and retain IBM common stock. First, stock optionees who are not officers subject to reporting requirements under Section 16 of the Securities Exchange Act of 1934 or other selected executives will now be able to participate in the Plan. Second, subject to approval of the Internal Revenue Service, the Plan will be amended to provide that employees who dispose of shares acquired during any one-year offering period before the end of that period will be suspended from continued Plan participation for the remainder of that period and the next one-year offering period.

For federal income tax purposes, an employee does not realize income at the time of entry into the Plan or purchase of a share. If no disposition of the stock is made within two years from the July 1 offering date, and one year from the date the share is transferred to the employee, upon subsequent disposition of the stock, ordinary income will be realized to the extent of the lesser of (1) 15% of the average market value on the July 1 offering date, or

(2) the amount by which the net proceeds of the sale exceed the price paid. Any further gain is treated as capital gain. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of purchase over the price paid. Generally, the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the employee.

The Plan will be administered by a committee composed of senior management who are not eligible to participate. The Plan may be amended by the Board of Directors but may not be amended, without prior stockholder approval, to increase the number of shares, to reduce the purchase price per share, to remove the Plan's administration from a committee whose members are not eligible to participate, or to change the designation of subsidiaries eligible to participate in the Plan. The proceeds of the sale of stock and of administrative fees received under the Plan will constitute general funds of the Company and may be used by it for any purpose. The Plan provides for proportionate adjustments to reflect stock splits, stock dividends, or other changes in the capital stock.

On February 28, 1995, IBM common stock closed at $75.25 on the New York Stock Exchange.

The IBM Board of Directors recommends a vote FOR this proposal.

4.Adoption of the IBM Non-Employee Directors Stock Option Plan to Replace Annual Stock Awards

On February 28, 1995, the Board of Directors of the Company approved for submission to the stockholders at the 1995 Annual Meeting the IBM Non-Employee Directors Stock Option Plan (the "Option Plan"). The following summary describes features of the Option Plan. This Summary is qualified in its entirety by reference to the specific provisions of the Option Plan, the full text of which is set forth as Appendix B.

At the recommendation of the Directors and Corporate Governance Committee, the Board of Directors recently proposed a number of changes to the compensation of its non-employee directors. These changes are more fully described on page 9 of this proxy statement and include paying 50% of the annual retainer in shares and limiting the period during which retirement benefits are paid to outside directors who are elected at the 1995 Annual Meeting and thereafter. Upon approval of the Option Plan, the Board also proposes to cancel the annual award of shares under the Directors Deferred Compensation and Equity Award Plan and to reduce the annual retainer from $55,000 to $50,000.

The Board has determined that these changes will work to increase the non-employee directors' proprietary interest in the Company and to align more closely their interests with the interests of the Company's stockholders. The Option Plan will also maintain the Company's ability to attract and retain the services of experienced and highly qualified non-employee directors.

If approved by the stockholders, the Option Plan provides for automatic annual grants, commencing in 1995, of stock options to each director who is not an IBM employee. Each annual grant will permit the holder, for a period of up to ten years from the date of grant, to purchase from the Company 1,000 shares of the Company's common stock (subject to adjustment as provided in the Option Plan) at 100% of the fair market value of such shares on the date the option is granted. Each option shall become exercisable in four equal installments commencing on the first anniversary date of grant. One-quarter of the total number of shares covered by the option shall be exercisable on the first anniversary and an additional one-quarter shall become exercisable on each anniversary thereafter until on the fourth anniversary all the shares subject to the option shall be fully vested.

Under the Option Plan, option grants are made on the first day of the month following the date of the Company's Annual Meeting to each individual who is elected to the Board of Directors at such meeting, provided such individual is not also an employee of the Company or any of its subsidiaries.

In the event of the retirement or death of a non-employee director, all options granted to such director shall become immediately exercisable and shall expire after ten years from the date of grant. In addition, an option will be forfeited upon a director's resignation from or refusal to serve on the board, other than any resignation, termination, or not standing for reelection at the retirement age or at the request or with the consent of the Company. Each option and all rights shall be nonassignable and non-transferrable other than by will or the laws of descent and distribution.

Options for a maximum of 25,000 shares of common stock per year (subject to adjustment as provided in the Option Plan) can be granted under the Option Plan in any year for all directors combined.

Subject to the exception noted below, it is currently expected that shares received by a non-employee director upon exercise of an option will be subject to the restriction that if such director resigns from the Board or otherwise refuses to continue to serve as a member of the Board, such director will forfeit such shares and receive only the lesser of their fair market value or the option price paid with respect to such shares. The restriction will lapse when the non-employee director ceases to be a member of the Board other than as a result of such director's refusal to serve. Death, disability, termination, resignation, or not standing for reelection at the retirement age or at the request or with the consent of the Company shall not constitute a breach of the restriction.

The options under the Option Plan shall be nonstatutory options not intended to qualify under section 422A of the Internal Revenue Code of 1986 (the "Code"). The grant of options will not result in taxable income to the non-employee director or a tax deduction to the Company. Unless a director makes an election under section 83(b) of the Code, the director will not be subject to tax upon exercise of an option for stock subject to the restriction described above. Rather, upon lapse of the restriction, the non-employee director will recognize taxable ordinary income, and the Company will be entitled to a corresponding deduction, in an amount equal to the excess of the then fair market value of the stock over the fair market value of the stock on the date the option was granted (the option price). The exercise of an option for stock not subject to the restriction described above will result in taxable ordinary income to the non-employee director and a corresponding deduction to the Company on the date of exercise, equal to the difference between the option price and the fair market value on the date the option was exercised.

The Option Plan will be administered by the Board of Directors who will be authorized to interpret the Option Plan but have no authority with respect to the selection of directors to receive options, the number of shares subject to the Option Plan or each grant thereunder, or the option price for shares subject to options. The Board shall have no authority to increase materially the benefits under the Option Plan. The Board may amend the Option Plan as it shall deem advisable but may not amend the Option Plan without further approval of the stockholders if such approval is required by law, and may not amend the Option Plan provisions relating to the amount, price, and timing of options more than once every six months other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules thereunder. Adjustments shall be made in the number and kind of shares subject to the Option Plan and the number and kind of shares subject to outstanding and subsequent option grants and in the purchase price of outstanding options, in each such case to reflect changes in the Company's common stock through changes in the Company's corporate structure or capitalization, such as through a merger or stock split.

On February 28, 1995, IBM common stock closed at $75.25 on the New York Stock Exchange.

The IBM Board of Directors recommends a vote FOR this proposal.

5. Approval of Annual Incentive Compensation Terms for Certain Executives

Under section 162(m), which was added to the Internal Revenue Code of 1986 in 1993, in order for compensation in excess of $1,000,000 for any taxable year paid to a person named in the Summary Compensation Table and employed by the Company on the last day of the taxable year to be deductible by the Company, such compensation must qualify as "performance-based." The Executive Compensation and Management Resources Committee (the "Compensation Committee") of the Board of Directors has adopted terms, subject to stockholder approval, under which annual cash incentive compensation to be paid to named executive officers subject to section 162(m) would be performance-based for purposes of exemption from the limitations of section 162(m). The terms adopted by the Compensation Committee are as follows:

- - The class of persons covered consists of those senior executives of the Company who are from time to time members of the Corporate Executive Committee (or successor committee, or other successor group of executives, if any) and such other executive officers as are from time to time designated by the Compensation Committee.

- - The performance criteria for annual incentive payments to covered executives for performance years 1995 and thereafter will be limited to objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, and total shareholder return, any of which may be measured either in absolute terms or as compared to another company or companies. Use of any other criterion will require ratification by stockholders if failure to obtain such approval would jeopardize the tax deductibility of future incentive payments.

- - In administering the incentive program and determining incentive awards, the Compensation Committee will not have the flexibility to pay a covered executive more than the incentive amount indicated by his or her attainment under the applicable payment schedule. The Compensation Committee will have the flexibility, based on its business judgment, to reduce this amount.

- - There will be a maximum individual annual cash incentive amount limit of $8,000,000 for any covered executive for any performance year. This annual incentive payment maximum will not be increased without ratification by stockholders if failure to obtain such approval could result in future annual incentive payments not being tax deductible.

In addition, on February 28, 1995, the Compensation Committee adopted performance objectives for the 1995 performance year, and established directly related payment schedules for each of the members of the Corporate Executive Committee, consisting of nine persons. If stockholders do not approve the terms set forth above, payments that would have been made pursuant to the Compensation Committee's action on this proposal in February 1995 will not be made.

It should be noted that while the Compensation Committee's intent is to prevent section 162(m) from limiting the deductibility of annual incentive compensation payments, final regulations and guidance for section 162(m) have not been adopted by the Internal Revenue Service. For this reason, and because of possible unforeseen future events, it is impossible to be certain that all annual incentive compensation paid by the Company to named executive officers will be tax deductible. The foregoing shall not preclude the Compensation Committee from making other compensation payments under different terms even if they do not qualify for tax deductibility under section 162(m).

Hypothetical Payments Based on 1994 Results

As discussed above, awards under the terms adopted by the Compensation Committee will be based upon performance goals established with respect to the 1995 performance year and to be established with respect to future years. No incentive compensation under these terms has yet been earned by any covered executive, since the performance periods have not yet been completed. Accordingly, the amount of annual incentive compensation to be paid in the future to the Company's current or future named executive officers subject to section 162(m) cannot be determined at this time, since actual amounts will depend on actual performance measured against the attainment of pre-established performance goals and on the Compensation Committee's discretion to reduce such amounts. The annual incentive compensation actually earned in 1994 by the named executive officers is included in the Summary Compensation Table on page 15, and amounts in excess of $1 million did not qualify for tax deductibility by the Company. In 1995 and future years, the Company will not be entitled to a deduction to the extent that salary payments in excess of $1 million are made to a named executive officer in that year. Had this proposal been in effect for 1994, the Compensation Committee believes that the annual incentives that would have been paid to the named executive officers and to all members of the Corporate Executive Committee as a group would have been reduced so as to be essentially the same as is reported in the Summary Compensation Table on page 15 for the named executive officers and to approximately $8,050,000 for the Corporate Executive Committee as a group.

The IBM Board of Directors recommends a vote FOR this proposal.

6.Approval of Long-Term Performance Incentive Compensation Terms for Certain Executives

As indicated in the previous proposal, under section 162(m) of the Internal Revenue Code of 1986, in order for compensation in excess of $1,000,000 for any taxable year paid to a person named in the Summary Compensation Table and employed by the Company on the last day of the taxable year to be deductible by the Company, such compensation must qualify as "performance-based." At the 1994 Annual Meeting, the Company's stockholders approved the 1994 Long-Term Performance Plan (the "LTPP"), administered by the Compensation Committee, governing the terms and conditions respecting the payment of long-term incentive compensation to senior management and other selected employees. The Compensation Committee has now adopted terms, subject to stockholder approval, under which Long-Term Performance Incentive awards under the LTPP to be paid to named executive officers subject to section 162(m) would be performance-based for purposes of exemption from the limitations of section 162(m). The requirements of section 162(m) have already been satisfied with respect to stock options granted and to be granted under the LTPP by the Compensation Committee at not less than 100% of fair market value on the date of grant. The proposed terms will not apply to the grant of stock options under the LTPP. The LTPP is not being amended. The terms adopted by the Compensation Committee are as follows:

- - The class of persons covered consists of those senior executives of the Company who are from time to time executive officers or members of the Worldwide Management Council (or successor council or committee, or successor group of executives, if any) and such other executives as are from time to time designated by the Compensation Committee.

- - The performance criteria for Long-Term Performance Incentive awards made to covered executives for performance periods beginning in 1995 and thereafter will be limited to objective tests based on one or more of the following: earnings, cash flow, customer satisfaction, revenues, financial return ratios, market performance, and total shareholder return, any of which may be measured either in absolute terms or as compared to another company or companies. Use of any other criterion in the future will require ratification by stockholders if failure to obtain such approval would jeopardize the tax deductibility of future payouts of Long-Term Performance Incentive awards.

- - In administering the long-term performance incentive program and determining awards, the Compensation Committee will not have the flexibility to pay a covered executive more than the Long-Term Performance Incentive award units indicated by his or her attainment under the applicable payment schedule. The Compensation Committee will have the flexibility, based on its business judgment, to reduce this amount.

- - There will be a maximum number of shares of IBM common stock or share equivalents of common stock (stock units) that can be paid to a covered executive for any multi-year performance period of 25,000 shares, subject to adjustment for changes in corporate capitalization, such as a stock split. Performance periods may overlap one another but no performance period may commence within the same calendar year as any other performance period. If an award is denominated in cash rather than in shares of common stock or stock units, the share equivalent for purposes of staying within the maximum will be determined by dividing the highest amount that the award could be under the formula for that year by the closing price of a share of IBM common stock on the first trading day of the applicable performance period. This maximum will not be increased without ratification by stockholders if failure to obtain such approval would result in future payouts of Long-Term Performance Incentive awards not being tax deductible. The shares and stock units used for these awards will be funded out of the LTPP, or any successor plan or plans.

On February 28, 1995, Long-Term Performance Incentive awards under the LTPP were approved by the Compensation Committee for each of the members of the class of persons covered by the terms set forth above, consisting of approximately forty persons. Such awards provide those persons with the opportunity to earn compensation based on the achievement of cumulative performance goals for the performance period beginning January 1, 1995, and ending on December 31, 1997. The awards have been made in the form of performance stock units, with each unit having a monetary value equal to the value of a share of IBM common stock. Payment for these awards, to the extent earned, will be partly in cash and partly in restricted stock units, which after the restriction period ends, may be delivered as common stock. If stockholders do not approve this proposal, payments that would have been made pursuant to the Compensation Committee's action on this proposal in February 1995 will not be made.

It should be noted that while the Compensation Committee's intent is to prevent section 162(m) from limiting the deductibility of payouts of Long-Term Performance Incentive awards, final regulations and guidance for section 162(m) have not been adopted by the Internal Revenue Service. For this reason, and because of possible unforeseen future events, it is impossible to be certain that all such compensation paid by the Company to named executive officers will be tax deductible by the Company. The foregoing shall not preclude the Compensation Committee from making other compensation payments under different terms even if they do not qualify for tax deductibility under section 162(m).

Potential Payments

The amount of Long-Term Performance Incentive award compensation to be paid in the future to the Company's current or future named executive officers subject to section 162(m) cannot be determined at this time, since any such amounts depend on actual performance measured against the attainment of performance goals over a multi-year period and on the Compensation Committee's discretion to reduce such amounts. Accordingly, it is not possible to make a comparison with 1994. However, on February 28, 1995, the Compensation Committee granted Long-Term Performance Incentive awards for the 1995-1997 performance period consisting of target performance stock units for the following current named executive officers (Mr. Rizzo retired at the end of 1994), other executive officers, and members of the Worldwide Management Council:

Name                                                Target Incentive Stock Units
- --------------------------------------------------------------------------------
L.V. Gerstner, Jr.                                                        6,700
J.B. York                                                                 6,000
N.C. Lautenbach                                                           6,000
J.M. Thompson                                                             6,000
- --------------------------------------------------------------------------------
All executive officers and members of the
Worldwide Management Council as a group                                 113,917
- --------------------------------------------------------------------------------


Depending on the extent to which the cumulative three-year performance goals are achieved, between 0% and 150% of the target stock units can be earned and eventually paid.

The IBM Board of Directors recommends a vote FOR this proposal.

7. Stockholder Proposals

Stockholder proposals may be submitted for inclusion in IBM's 1996 proxy material after the 1995 Annual Meeting but no later than 5 p.m. EST on November 15, 1995. Proposals must be in writing and sent via registered, certified, or express mail to: Office of the Secretary, International Business Machines Corporation, One Old Orchard Road, Armonk, N.Y. 10504. Facsimile or other forms of electronic submissions will not be accepted.

Management carefully considers all proposals and suggestions from stockholders. When adoption is clearly in the best interests of the Company and stockholders, and can be accomplished without stockholder approval, the proposal is implemented without inclusion in the proxy material.

Examples of stockholder proposals and suggestions that have been adopted over the years include stockholder ratification of the appointment of auditors, improved procedures involving dividend checks and stockholder publications, and changes or additions to the proxy material concerning such matters as abstentions from voting, appointment of alternative proxy, proponent disclosure, and secrecy of stockholder voting.

Management opposes the following proposals for the reasons stated after each proposal.

A. Stockholder Proposal on Affirmation of IBM's Political Non-Partisanship

Management has been advised that Mrs. Evelyn Y. Davis, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the owner of 50 shares, intends to submit the following proposal at the meeting:

RESOLVED: "That the stockholders of IBM assembled in Annual Meeting in person and by proxy, hereby recommend that the Corporation affirm its political non-partisanship. To this end the following practices are to be avoided:

"(a) The handing of contribution cards of a single political party to an employee by a supervisor.

"(b) Requesting an employee to send a political contribution to an individual in the Corporation for a subsequent delivery as part of a group of contributions to a political party or fund raising committee.

"(c) Requesting an employee to issue personal checks blank as to payee for subsequent forwarding to a political party, committee or candidate.

"(d) Using supervisory meetings to announce that contribution cards of one party are available and that anyone desiring cards of a different party will be supplied one on request to his supervisor.

"(e) Placing a preponderance of contribution cards of one party at mail station locations."

REASONS: "The Corporation must deal with a great number of governmental units, commissions and agencies. It should maintain scrupulous political neutrality to avoid embarrassing entanglements detrimental to its business. Above all, it must avoid the appearance of coercion in encouraging its employees to make political contributions against their personal inclinations. The Troy Onio [sic] News has condemned partisan solicitation for political purposes by managers in a local company (not IBM)."

Last year the owners of 32,194,266 shares, representing approximately 10.1% of shares voting, voted FOR this proposal."

"If you agree, please mark your proxy for this resolution."
- --------------------------------------------------------------------------------
The IBM Board of Directors recommends a vote AGAINST this proposal.

IBM, like all corporations, is subject to laws and regulations that limit corporate involvement in political election campaigns. IBM is committed to full compliance with those laws and regulations.

In addition, it is IBM's long-standing policy to prohibit IBM employees from making contributions of Company resources such as money, goods, or services to political candidates or parties. This policy is designed to allow employees, as individual citizens, to participate in the political process as they see fit, regardless of party affiliation or political persuasion, while maintaining the non-partisanship of the institution as a whole. In the Board's opinion, IBM's policies, together with federal and state laws and regulations regarding corporate involvement in political campaigns, strike an appropriate balance between allowing IBM employees to exercise lawfully their individual constitutional rights to participate in the political process while maintaining the Company's political neutrality. Therefore, the Board recommends a vote against this proposal.

In November of 1992, IBM was notified by the Federal Election Commission that the Commission was investigating solicitations by the then chairman of the board of IBM of campaign contributions that were made by certain senior IBM executives for a fund-raising luncheon in connection with the 1992 presidential election. The notice stated that the Federal Election Commission was investigating whether IBM resources or personnel were improperly utilized in the fund-raising effort in violation of federal election laws and regulations governing the activities of federal contractors. IBM has responded to the Federal Election Commission's inquiry and provided information relating to the solicitations. The Commission has not advised IBM of the outcome of its investigation. IBM does not believe that its resources or personnel were utilized in a manner that violated any applicable law.

B.Stockholder Proposal on Elimination of Awards or Bonuses Upon Completion of Service

Management has been advised that Mr. John A. Caporuscio, 8360 Prestwick Drive, Manlius, New York 13104, the owner of 1,592.4 shares, intends to submit the following proposal at the meeting:

PROPOSAL

Resolved, that the Shareholders of IBM request that the Board of Directors eliminate the awards or bonuses, other than normal retirement incentives, to members of IBM's Board of Directors or IBM Employees who have completed their IBM service.

At a critical time in our Company's future, when we are downsizing personnel, cutting dividends and employee benefits, I find it inconsistent to give a bonus of $925,000.00 to Mr. Akers. This bonus was for 33 years of dedicated service. There are many employees, who have given 33 years or more of dedicated service, who received no monetary bonuses. I would think that no employee is entitled to, nor should accept, bonuses for doing a job which they were hired to do. Mr. Akers' salary was based on the performance of the Company. Clearly, with the Company's financial difficulties over the past few years, I feel that this was an irresponsible and frivolous action taken by our Board of Directors.

The IBM Board of Directors recommends a vote AGAINST this proposal.
- --------------------------------------------------------------------------------
The Board believes it is necessary to maintain flexibility involving persons leaving the Company, including the ability to provide payments to individuals and groups where the best interests of the Company are served through termination of employment, whether voluntarily through the use of incentive packages, involuntarily through the use of layoffs, or by other appropriate means. In connection with the Company's efforts to restructure its business, IBM has offered a number of such programs over the past few years that have been implemented with very successful results. These payments must necessarily be tied to the unique circumstances of each situation, and management should have the discretion to tailor such arrangements in the best interests of the Company and shareholders.

The payment to Mr. Akers, with which the proponent takes issue, was made in connection with his retirement, and with the best interests of the Company and shareholders in mind.

C. Stockholder Proposal on Variable Executive and Other Compensation

Management has been advised that Mr. and Mrs. S. R. Guha, 5100 Hogan's Way, Clayton, North Carolina 27520-8003, the owners of 100 shares, intend to submit the following proposal at the meeting:

RESOLVED that it may be recommended that IBM's annual net operating profitability level will be, and shall remain to be, the sole determinant of the entire spectrum of corporate compensation, subject to its shareholders' approval, as enunciated below, in pursuant of which when the annual rate of Return on Equity (ROE) of stockholders falls short of 15% no Variable Executive Compensations (VECs) in cash bonuses, financial awards, stock options, stock appreciation rights (SARs), re-pricing of 'target prices' for any stock options, or in any other form, to any Executives, Members of the Board of Directors, Selected Employees, or to any one else, will be permitted, and in all other years recommendations on VEC, if any, of the Executive Compensation and Management Resources Committee, or of any other Committee or person, have to be included in the proxy statement, and may be effectuated if, and only if, such recommendations are approved by at least two-thirds majority of stockholders actively casting proxy votes; and in the event of a yearly operating loss, recourse has to be taken to across the board salary freeze until the next profitable year.

REASONS:
- --------
The multidimensional VEC derby has become, as a routine, a free-fall-for-all phenomenon, even when the operating net profit is less than the risk-free bellwether Treasury Security, or is even negative. IBM's 1993 Annual Report and 1994 proxy statement revealed that while respectively in 1991, 1992 and 1993 it sustained colossal losses in billions of $2.861 ($5.01/share), $4.964 ($8.70/share) and $8.148 ($14.22/share), dwindling stockholders' equities drastically to $36,679, $27,624 and $19,737 millions, nonetheless the total VECs to its only six top ranking executives totalled $1,690,222, $1,862,072 and $11,495,518. Bigger the loss bigger the VEC. In addition, in 1993 alone the same six executives were given another potential free income from SARs of 799,000 common stocks at 'target prices' of from $46.31 to $52.12 to expire in 2003, the realizable value of which, at the annual stock price appreciations of 5% and 10% for a ten-year term, will come to $23,908,280 and $60,594,590 respectively. Is this all? Worldwide its other 31 executive officers were beneficiaries too of this free-fall, as a routine. And when there is an operating loss, this proposal will, for cost containment, serve as a partial substitute of firing of personnel.

A routine free-fall, divorced from corporate performance, does hardly contribute to any motivating force for achieving better results; rather it breeds and perpetuates self-complacency and makes management lose foresights of future realities. If 1991-93 be any eye opener and a lesson, is it not overdue that the shareholders should assert their indelible rights to bring some disciplines to corporate culture, instead of rubber-stamping self-serving management's recommendations? For the general interest we strongly urge shareholders to VOTE
IN FAVOR of this proposal for adoption at the 1995 Annual General Meeting.
- --------------------------------------------------------------------------------
The IBM Board of Directors recommends a vote AGAINST this proposal.

The Board believes it has an appropriate system to administer the Company's executive compensation policies and practices. The Executive Compensation and Management Resources Committee of the Board (the "Committee") is comprised of three outside directors who are not officers or employees of the Company and who are not eligible to participate in any of the plans that the Company administers. This Committee approves all elements of compensation for corporate officers and is responsible for setting the Company's executive compensation philosophy, programs, and practices. The Committee examines compensation programs at least annually and utilizes the services of independent consultants to help ensure that compensation is competitive with others in the industry, as well as with the largest U.S. market-capitalized companies. The Committee also reports regularly to the Board on its activities.

The Company's executive compensation programs are based on the belief that the interests of the executives should be closely aligned to those of the stockholders. These programs are strongly oriented toward a pay-at-risk philosophy that ties compensation to both the annual and long-term financial performance of the Company, as well as to long-term stockholder return. The Committee believes the existing measurements are effective methods of creating appropriate incentives and rewards for good performance. The establishment of a program based on the narrow criteria called for in this proposal would significantly affect the competitive nature of

IBM's compensation programs and make it substantially more difficult, if not impossible, to attract and retain the best people. This is neither in the best interests of the Company nor its shareholders.

D. Stockholder Proposal on Withdrawal of Retirement Plan for Non-Employee Directors

Management has been advised that Mr. Milton A. Laitman, 31 Roberts Circle, Basking Ridge, New Jersey 07920, the owner of 9,300 shares, intends to submit the following proposal at the meeting:

PROPOSAL: TO TERMINATE RETIREMENT PLAN FOR NON-EMPLOYEE DIRECTORS AS A COST REDUCTION INITIATIVE.

The Company has a retirement plan for non-employee directors with five years or more of Board service. Upon retirement after 5 years of service and age 70, eligible directors will receive annual retirement benefit equal to 50% of the director's last annual fee.

RESOLVED: That the stockholders of IBM assembled in person and by proxy hereby recommend that the Board of Directors withdraw the retirement plan thus making such a plan unavailable to current and future non-employee directors.
REASON: Non-employee directors are more than adequately compensated by IBM.

SUPPORTING STATEMENT:

a) At present the non-employee director receives an annual retainer of $55,000.00.

b) After five years of service, each non-employee director would be eligible to receive a life annuity of at least $27,500. If we assume an average of 10 years of service and retirement at age 70, the director receives an annuity worth $275,000.00 or an average additional annual income of $27,500.

c) In addition, each director receives 100 shares of IBM under the DCEAP currently worth $7,500 per year.

d) The total compensation would therefore average out over a ten year period to $90,000 per year.

This amount is overly excessive, especially when one considers the further points that:

1. The non-employee director is already eligible or will be eligible to receive a major pension benefit as well as group life, medical and dental benefits from his primary employer.

2. The rate of the pension benefit (50% of annual fees after five years or 10% per year for the first five years) far exceeds the normal rate of pension benefits for employees (1 1/2% per year).

3. The average non-employee director already serves on the Board of Directors of about 3 additional commercial companies and is eligible to receive a similar set of benefits from many of these companies.

4. The cancellation of these benefits would still mean that each non-employee director would be receiving $62,500.00 per year exclusive of any additional fees or benefits.

5. The current retirement benefit for non-employee directors after five years - without any personal contributions - is DOUBLE the maximum Social Security retirement benefit available to an employee who has contributed steadily for 40 years.

The above supporting statements demonstrate that the provision of these retirement benefits for non-employee directors is wasteful, duplicative, contrary to economic wisdom and reflects a profligate use of company assets. Moreover, this policy cannot help but undermine the morale and productivity of full-time employees. The current minimum annual compensation for directors
(almost $5,000 per meeting) should be more than adequate to attract and retain those who are business leaders and whose counsel could benefit the Company.
- --------------------------------------------------------------------------------
The IBM Board of Directors recommends a vote AGAINST this proposal.

It is in the best interests of IBM and its stockholders to attract and retain outside directors who are leaders in their respective fields and who are recognized for their knowledge, experience, and ability. To accomplish this, IBM must provide a total compensation package that is competitive in today's environment. IBM therefore offers its outside directors a competitive compensation package of equity, cash (which may be deferred into stock), and benefits (including a retirement plan). The Directors and Corporate Governance Committee of the Board periodically reviews the compensation of IBM's non-employee directors to ensure that it remains consistent with industry standards and continues to be fair and appropriate in light of the obligations and responsibilities of corporate directors.

At the recommendation of the Committee, the Board recently approved a number of changes to the total compensation afforded to non-employee directors (see page 9 of this proxy statement for a more complete description). Included among these changes is a modification to the retirement benefits paid by IBM to its outside directors. Commencing with directors elected at the 1995 Annual Meeting, retirement benefits for non-employee directors entitled to retirement benefits will be paid for a period equal to the length of service by the director, rather than for life. A recent independent survey has shown that approximately 75% of leading industrial companies provide retirement benefits to their directors and that it is common among these companies to pay benefits for a period equal to the length of service. The Board has determined that the total compensation package for directors remains in line with the practices of other significant companies.

E. Stockholder Proposal on Stock Payments to Non-Employee Directors

Management has been advised that Mr. Emil Rossi, P.O. Box 249, Boonville, California 95415, the owner of 400 shares, intends to submit the following proposal at the meeting:

The shareholders of I.B.M. Corporation request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following:

Beginning on the 1996 I.B.M. Corporation fiscal year all members of the Board of Director's total compensation will be 1000 shares of I.B.M. Corporation common stock each year. No other compensation of any kind will be paid.

SUPPORTING STATEMENT

For many years the Rossi family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

A few corporations have seen the wisdom in paying directors solely in stock. Most notably, Scott Paper and Travelers. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes.

The directors would receive 1000 shares each year. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way it is done now, where directors receive the same compensation for good or bad performance.
- --------------------------------------------------------------------------------
The IBM Board of Directors recommends a vote AGAINST this proposal.

Each of IBM's directors is required to be a stockholder, and IBM believes that the amount of stock owned by IBM's directors compares well against the amount of stock owned by directors of many other large companies. As described more fully on page 9 of this proxy statement, at the recommendation of the Directors and Corporate Governance Committee, the Board recently approved a number of changes to the compensation of IBM's outside directors, including adoption of two new practices designed to foster increased equity ownership by IBM's outside directors. Commencing in 1995, 50% of the annual retainer paid to outside directors will be paid in stock, receipt of which is deferred until retirement from the Board. Further, outside directors will retain the ability to defer up to 100% of their remaining cash fees into stock; a majority of the Board deferred 100% of their cash fees for 1994 into stock. Giving directors the option to receive cash for the half of their fees not paid in stock provides flexibility to directors to address their particular personal needs as they arise.

Further, to tie more of the directors' compensation to the long-term performance of IBM's stock, the Board proposes to withdraw the initial and annual award of stock and to decrease the annual cash retainer upon stockholder approval of the IBM Non-Employee Directors Stock Option Plan (the "Option Plan"), more fully described on pages 22 and 23 and in Appendix B of this proxy statement. Under the Option Plan, it is proposed that each director receive an annual grant of options to purchase 1,000 shares of IBM common stock. The Board has designed the Option Plan to increase the proprietary interest each outside director has in the Company and proposes to restrict receipt of the shares issuable upon exercise of the options.

IBM believes that its current compensation package is fair and appropriate in light of the obligations and responsibilities of corporate directors. Moreover, the Board has determined that the above changes to the compensation of its outside directors will work to align more closely the interests of non-employee directors with the interests of stockholders.

Other Business

Management knows of no other matters that may properly be, or are likely to be, brought before the meeting. If other proper matters are introduced, the individuals named as Proxies on the enclosed Proxy Card will vote shares it represents.

Proxies and Voting at the Meeting

The $1.25 par value capital stock of the Company (its common stock) is its only class of security entitled to vote at the April 25, 1995, meeting. Each stockholder of record at the close of business on March 7, 1995, is entitled to one vote for each share held. The Proxy Card covers the number of shares to be voted, including any full shares held for participants in the IBM Dividend Reinvestment Plan and Employees Stock Purchase Plans. On February 10, 1995, there were 587,947,623 common shares outstanding and entitled to be voted.

Directors are elected by a plurality of votes cast. A majority of the votes cast is required to ratify the appointment of auditors, to approve the Annual Incentive Compensation Terms for Certain Executives and the Long-Term Performance Incentive Compensation Terms for Certain Executives, and to recommend that the Board consider adoption of a stockholder proposal. Under the law of New York, IBM's state of incorporation, "votes cast" at a meeting of stockholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast" based on IBM's understanding of state law requirements and IBM's Certificate of Incorporation and By-laws.

Adoption of the IBM 1995 Employees Stock Purchase Plan and the IBM Non-Employee Directors Stock Option Plan, pursuant to the requirements of the New York Business Corporation Law, requires the favorable vote of the holders of a majority of all outstanding shares of the common stock of the Company.

All stockholder meeting proxies, ballots, and tabulations that identify individual stockholders are kept secret, and no such document shall be available for examination, nor shall the identity or the vote of any stockholder be disclosed except as may be necessary to meet legal requirements under the laws of New York, IBM's state of incorporation. Votes are counted by employees of First Chicago Trust Company of New York, IBM's independent transfer agent and registrar, and certified by the Inspectors of Election who are employees of Corporation Trust Company.

Shares cannot be voted unless a signed Proxy Card is returned or other specific arrangements are made to have shares represented at the meeting. Any stockholder giving a proxy may revoke it at any time before it is voted. If a stockholder wishes to give a proxy to someone other than the individuals named as Proxies on the Proxy Card, he or she may cross out the names appearing on the enclosed Proxy Card, insert the name of some other person, sign, and give the Proxy Card to that person for use at the meeting.

Stockholders are encouraged to specify their choices by marking the appropriate boxes on the enclosed Proxy Card. Shares will be voted in accordance with such instructions. However, it is not necessary to mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations; merely sign, date, and return the Proxy Card in the enclosed envelope.

Solicitation of proxies is being made by the Company through the mail, in person, and by telecommunications. The cost thereof will be borne by the Company. In addition, management has retained Morrow & Co., Inc., to assist in soliciting proxies for a fee of approximately $35,000, plus reasonable out-of-pocket expenses.


/s/ John E. Hickey
- ----------------------------
John E. Hickey
Vice President and Secretary
March 14, 1995

Appendix A

IBM 1995 Employees Stock Purchase Plan

The purpose of this Plan is to provide employees a continued opportunity to purchase IBM stock through annual offerings to be made during the five-year period commencing July 1, 1995. 25,000,000 shares of IBM stock in the aggregate have been approved for this purpose.

1. Administration. The Plan shall be administered by a Committee appointed by the Board of Directors from members of senior management, consisting of at least three members. Members of the Committee shall not be eligible to participate in the Plan. The Committee shall have authority to make rules and regulations for the administration of the Plan; its interpretations and decisions with regard thereto shall be final and conclusive.

2. Eligibility. Except as provided below, all employees of the Corporation or its subsidiaries shall be eligible to participate in the Plan in accordance with such rules as may be prescribed by the Committee from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code (including, but not limited to, Section 423 (b)(3), (4), (5), and (8) thereof) and the regulations promulgated thereunder. No employee may be granted an option if such employee, immediately after the option is granted, owns 5% or more of the total combined voting power or value of the stock of the Corporation or any subsidiary, or if such employee is subject to the reporting requirements under Section 16 of the Securities Exchange Act of 1934. For purposes of the preceding sentence, the rules of
Section 424(d) of the Internal Revenue Code shall apply in determining the stock ownership of an employee, and stock that the employee may purchase under outstanding options shall be treated as stock owned by the employee.

3. Offerings. The Corporation shall make one or more annual offerings to employees to purchase IBM stock under this Plan. Each offering period shall be 12 months in duration, during which (or during such portion thereof as an employee may elect to participate) the amounts received as compensation by an employee shall constitute the measure of such of the employee's participation in the offering as is based on compensation.

4. Participation. An employee eligible on the effective date of any offering may participate in such offering at any time by completing and forwarding a payroll deduction authorization to the employee's appropriate payroll location. The form will authorize a regular payroll deduction from the employee's compensation, and must specify the date on which such deduction is to commence, which may not be retroactive.

5. Deductions. The Corporation shall maintain payroll deduction accounts for all participating employees. With respect to any offering made under this Plan, an employee may authorize a payroll deduction of a whole percentage (up to a maximum of 10%) of the compensation the employee receives during the offering period (or during such portion thereof in which the employee may elect to participate).

No employee may be granted an option that permits his or her rights to purchase stock under this Plan, and any other stock purchase plan of the Corporation and its subsidiaries, to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the effective date of the applicable offering) for each calendar year in which the option is outstanding at any time.

6. Deduction Changes. An employee may increase or decrease the employee's payroll deduction by filing a new payroll deduction authorization at any time during an offering period. The change may not become effective sooner than the next pay period after receipt of the authorization.

7. Purchase of Shares. Each employee participating in any offering under this Plan shall be granted an option, upon the effective date of such offering, for as many full and fractional shares of IBM stock as the participating employee may elect to purchase with up to 10% of the compensation received during the specified offering period (or during such portion thereof as the employee may elect to participate), to be paid by payroll deductions during such period.

Notwithstanding the foregoing, in no event shall the number of shares purchased by an employee during an offering period exceed 1,000 shares.

The purchase price for each share purchased shall be 85% of the average market price on the last day of a participating employee's pay period. As of the last day of the pay period during any offering, the account of each participating employee shall be totaled, and the employee shall be deemed to have exercised an option to purchase one or more full or fractional shares at the then-applicable price; the employee's account shall be charged for the amount of the purchase; and the ownership of such share or shares shall be appropriately evidenced on the books of the Corporation. Additional shares covered by the employee's option shall be purchased in the same manner, as of the last day of each subsequent pay period during the offering period. A participating employee may not purchase a share under any offering period beyond 12 months from the effective date thereof. Any balance remaining in an employee's payroll deduction account at the end of an offering period will be carried forward to the next offering period.

8. Employee Accounts and Certificates. Upon purchase of one or more full or fractional shares by a Plan participant pursuant to Section 7 hereof, the Corporation shall establish a book entry account in the name of the employee to reflect the share(s) purchased at that time. Certificates shall be issued only on request for full shares and also when necessary to comply with transaction requirements outside the United States. To request certificates, employees may call the Voice Response Service on tieline 771-7000 (201-324-0218) or send a note on VM/PROFS to RHQVM14(STOCK). In the event a participant terminates his or her account, any fractional share held in the account will be paid to the participant in cash.

9. Registration of Shares. Shares may be registered only in the name of the employee, or, if the employee so indicates on the employee's payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have shares registered in the employee's name as tenant in common or as community property with a member of the employee's family, without right of survivorship.

10. Definitions. The term "Corporation" or "IBM" means International Business Machines Corporation, a New York corporation.

The term "IBM stock" means the common stock of IBM.

The phrase "average market price" means the average of the high and low composite prices of IBM stock on the New York Stock Exchange on a given day or, if no sales of IBM stock were made on that day, the average of the high and low composite prices of IBM stock on the next preceding day on which sales were made on said Exchange.

The term "subsidiary" means a subsidiary of the Corporation within the meaning of Section 424(f) of the Internal Revenue Code and the regulations promulgated thereunder, provided, however, that this Plan shall not be deemed to cover the employees of any subsidiary that did not participate in the IBM Employees 1990 Stock Purchase Plan, unless so authorized by the Committee.

11. Rights as a Stockholder. None of the rights or privileges of a stockholder of the Corporation shall exist with respect to shares purchased under this Plan unless and until such shares shall have been appropriately evidenced on the books of the Corporation.

12. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's retirement, death, or termination of employment, the employee shall be ineligible to continue to participate in the Plan, and no payroll deduction shall be taken from any pay due and owing to the employee after the pay period during which the employee became ineligible.

13. Rights Not Transferable. Rights under this Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

14. Application of Funds and Administrative Fees. All funds received or held by the Corporation under this Plan may be used for any corporate purpose. The Committee may impose reasonable administrative fees on participating employees to defray the administrative costs of the Plan, which shall in no event exceed the actual administrative costs of the Plan. Initially, the fee shall be $10 per participating employee per offering period.

15. Adjustments in Case of Changes Affecting IBM Stock. In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares approved for this Plan, and the share limitation set forth in
Section 7 hereof, shall be increased proportionately, and such other adjustments shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting IBM stock, such adjustments shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

16. Disposition Restriction. Subject to approval of the Internal Revenue Service, the Committee will amend the Plan, effective after giving at least one month's written notice to participating employees, to provide for a holding period of up to one year following the purchase of each share under the Plan, with the disposition of such share during the offering period in which it was acquired resulting in suspension of the participant from further Plan participation for a period not extending beyond the end of the first offering period that begins after the date of the disposition; provided that the issuance of a stock certificate may be treated as a disposition for this purpose; and provided further that a participant shall not be so suspended if the disposition is required by legal process.

17. Amendment of the Plan. The Board of Directors may at any time, or from time to time, amend this Plan in any respect, except that, without the approval of a majority of the shares of stock of the Corporation then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing the number of shares approved for this Plan (other than as provided in Section 15 hereof),
(ii) decreasing the purchase price per share, (iii) withdrawing the administration of this Plan from a Committee consisting of persons not eligible to participate in the Plan, or (iv) changing the designation of subsidiaries eligible to participate in the Plan.

18. Termination of the Plan. This Plan and all rights of employees under any offering hereunder shall terminate:

    (a) on the day that participating employees become entitled to purchase a number of shares equal to or greater than the number of shares remaining available for purchase. If the number of shares so purchasable is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair, or

    (b) at any time, at the discretion of the Board of Directors.

No offering hereunder shall be made which shall extend beyond June 30, 2000.

19. Governmental Regulations. The Corporation's obligation to sell and deliver IBM stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

20. Plan Shares Purchases. Purchases of outstanding shares may be made pursuant to and on behalf of this Plan, upon such terms as the Corporation may approve, for delivery under this Plan.

  Appendix B

  IBM Non-Employee Directors Stock Option Plan

  1. Purpose. The purpose of the IBM Non-Employee Directors Stock Option Plan (the "Plan") is to secure for International Business Machines Corporation (the "Company") and its stockholders the benefits of the incentive inherent in increased common stock ownership by the members of the Board of Directors (the "Board") of the Company who are not employees of the Company or any of its subsidiaries.

  2. Administration. The Plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of stock options made under the Plan (the "Options") and the power to determine the restrictions, if any, on the ability of participants to earn-out and to dispose of any stock issued in connection with the exercise of any options granted pursuant to the Plan. The Board shall, subject to the provisions of the Plan, have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may authorize any one or more of their number or the Secretary or any other officer of the Company to execute and deliver documents on behalf of the Board. The Board hereby authorizes the Secretary to execute and deliver all documents to be delivered by the Board pursuant to the Plan. No member of the Board shall be liable for anything done or omitted to be done by such member or by any other member of the Board in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute.

  3. Amount of Stock. The stock which may be issued and sold under the Plan will be the Common Stock (par value $1.25 per share) of the Company. The total amount of stock for which Options may be granted under the Plan in any year shall not exceed 25,000 Common Stock shares, subject to adjustment as provided in Paragraph 6 below. The stock to be issued may be either authorized and unissued shares or issued shares acquired by the Company or its subsidiaries.

  4. Eligibility. Each member of the Board of the Company who is not an employee of the Company or any of its subsidiaries (a "Non-Employee Director") shall be eligible to receive an Option in accordance with Paragraph 5 below. The adoption of this Plan shall be not deemed to give any director any right to be granted an Option, except to the extent and upon such terms and conditions, in accordance with the terms of the Plan, as may be determined by the Board.

  5. Terms and Conditions of Options. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan, and shall comply with the following terms and conditions:

       (a) The Option exercise price shall be the fair market value of the Common Stock shares subject to such Option on the date the Option is granted, which shall be the average of the high and the low sales prices of a Common Stock share on the date of grant as reported on the New York Stock Exchange Composite Transactions Tape or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading.

       (b) Each year, as of the first day of the month following the Annual Meeting of Stockholders of the Company, each Non-Employee Director who has been elected or reelected as a member of the Board as of the adjournment of the Annual Meeting shall automatically receive an Option for 1,000 shares of Common Stock.

       (c) The Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during the lifetime of the optionee only by the optionee.

       (d) No Option or any part of an Option shall be exercisable:

          (i) after the expiration of ten years from the date the Option was granted,

          (ii) unless written notice of the exercise is delivered to the Company specifying the number of shares to be purchased and payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise; such payment shall be made (a) in United States dollars by check, or bank draft, or
          (b) by tendering to the Company Common Stock shares owned by the person exercising the Option and having a fair market value equal to the cash exercise price applicable to such Option, such fair market value to be the average of the high and low sales prices of a Common Stock share on the date of exercise as reported on the New York Stock Exchange Composite Transactions Tape, or, if the New York Stock Exchange is closed on that date, on the last preceding date on which the New York Stock Exchange was open for trading, it being understood that the Board shall determine acceptable methods for tendering Common Stock shares and may impose such conditions on the use of Common Stock shares to exercise Options as it deems appropriate, or (c) by a combination of United States dollars and Common Stock shares as aforesaid; and

          (iii) unless the person exercising the Option has been, at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Director of the Company, except that if such person shall cease to be such a Director by reason of Retirement or death while holding an Option that has not expired and has not been fully exercised, such person, or in the case of death, the executors, administrators, or distributees, as the case may be, may at any time after the date such person ceased to be such a Director (but in no event after the Option has expired under the provisions of subparagraph 5(d)(i) above), exercise the Option with respect to any shares of Common Stock as to which such person has not exercised the Option on the date the person ceased to be such a Director. In the event any Option is exercised by the executors, administrators, legatees, or distributees of the estate of a deceased optionee, the Company shall be under no obligation to issue stock thereunder unless and until the Company is satisfied that the person or persons exercising the Option are the duly appointed legal representatives of the deceased optionee's estate or the proper legatees or distributees thereof.

      (e) One-quarter (25%) of the total number of shares of Common
          Stock covered by the Option shall become exercisable beginning with the first anniversary date of the grant of the Option; thereafter an additional one-quarter (25%) of the total number of shares of Common Stock covered by the Option shall become exercisable on each subsequent anniversary date of the grant of the Option until on the fourth anniversary date of the grant of the Option the total number of shares of Common Stock covered by the Option shall become exercisable. In the event the Non-Employee Director ceases to be a Director by reason of Retirement or death, the total number of shares of Common Stock covered by the Option shall thereupon become exercisable.
          (f) Options granted to a person shall automatically be forfeited by such person if such person shall cease to be a Director for reasons other than Retirement or death.

      (g) As used in this Paragraph 5, the term "Retirement" means the termination of a Director's service on the Board, including resignation from the Board upon reaching retirement age or otherwise resigning or not standing for reelection with the approval of the Board, but shall not include any termination of service resulting from an act of (i) fraud or intentional misrepresentation or (ii) embezzlement, misappropriation or conversion of assets or opportunities of the Company or any direct or indirect majority-owned subsidiary of the Company, by such Non-Employee Director. The determination of whether termination results from any such act shall be made by the Board, whose determination shall be conclusive.

  6. Adjustment in the Event of Change in Stock. In the event of changes in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, split-up, split-off, spin-off, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to stockholders other than a normal cash dividend, a repurchase by the Company of its stock at a price above the prevailing market price and the like, the aggregate number and class of shares available under the Plan, and the number, class, and the price of shares of Common Stock subject to outstanding Options shall be appropriately adjusted by the Board, whose determination shall be conclusive.

  7. Miscellaneous Provisions.

      (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

      (b) An optionee's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of an optionee's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

      (c) No Common Stock shares shall be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable Federal, state, and other securities laws and regulations.

      (d) It shall be a condition to the obligation of the Company to issue Common Stock shares upon exercise of an Option, that the optionee (or any beneficiary or person entitled to act under subparagraph 5(d)(iii) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold Federal, state, local, or foreign income or other taxes. If the amount requested is not paid (which payment may be made in any manner prescribed in subparagraph 5(d)(ii)), the Company may refuse to issue Common Stock shares.

      (e) The expenses of the Plan shall be borne by the Company.

      (f) The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of shares upon exercise of any Option under the Plan, and the issuance of shares upon exercise of Options shall be subordinate to the claims of the Company's general creditors.

      (g) By accepting any Option or other benefit under the Plan, each optionee and each person claiming under or through such person shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

  8. Amendment or Discontinuance. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without stockholder approval if such stockholder approval is required by law, rule, or regulation, and provided further, to the extent required by Rule 16b-3 under Section 16 of the Securities Exchange Act of 1934, in effect from time to time, Plan provisions relating to the amount, price, and timing of Options shall not be amended more than once every six months, except that the foregoing shall not preclude any amendment to comport with changes in the Internal Revenue Code of 1986, the Employee Retirement Income Security Act of 1974, or the rules thereunder in effect from time to time. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

  9. Effective Date of Plan. The Plan shall become effective when the Plan is approved and adopted by the Company's stockholders.

  10. Term. The Plan shall continue in effect without limit unless and until the Board otherwise determines.

IBM

Dear IBM Stockholder:

Your vote is important. Attached is your 1995 IBM Proxy Card.
Please read both sides of the card, and mark, sign and date it.
Detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the Annual Meeting of Stockholders on Tuesday, April 25, 1995, at 10 a.m. in the Ovens Auditorium, 2700 East Independence Boulevard, Charlotte, North Carolina. If you plan to attend the Annual Meeting, you should mark the box provided on the attached Proxy Card. An admission ticket is attached for your convenience.

As part of IBM's ongoing efforts to reduce expenses, we are asking our stockholders to permit IBM to send only one copy of stockholder publications to their household. If you are receiving multiple copies of stockholder reports at your address and wish to eliminate them for the account shown on the attached Proxy Card, please mark the box provided on the card. You will continue to receive your proxy mailings for shares held in this account.

Thank you very much for your cooperation and continued loyalty as an IBM Stockholder.


/s/ John E. Hickey
- ----------------------------
John E. Hickey
Vice President and Secretary

/x/  Please mark your
     votes as in this
     example

Proxy Card     IBM Directors recombed a vote FOR proposals 1
               through 6 and AGAINST proposals A through E.
               SHARES WILL BE SO VOTED UNLESS OTHERWISE
               INDICATED.

IBM's Directors recommend a vote FOR proposals 1 through 6.

                              FOR       WITHHELD
1.   Election of
     Directors                / /          / /
     (see reverse)
     For, except vote WITHHELD from the following nominee(s):
     -------------------------

                              FOR       AGAINST       ABSTAIN
2.   Ratification of
     appointment
     of auditors              / /         / /           / /
     (page 20)

3.   Adoption of IBM
     1995 Employees
     Stock Purchase Plan      / /         / /           / /
     (page 21)

4.   Adoption of IBM Non-
     Employee Directors
     Stock Option Plan to
     replace annual stock
     awards (page 22)         / /         / /           / /

5.   Approval of annual
     incentive compen-
     sation terms for
     certain executives
     (page 23)                / /         / /           / /

6.   Approval of long-
     term performance
     incentive compen-
     sation terms for
     certain executives
     (page 25)                / /         / /           / /

IBM's Directors recommend a vote AGAINST proposals A through E.

Stockholder Proposals on:     FOR       AGAINST       ABSTAIN


A.   Affirmation of
     IBM's political
     non-partisanship         / /         / /           / /
     (page 27)

B.   Elimination of
     awards or bonuses
     upon completion
     of service               / /         / /           / /
     (page 28)

C.   Variable exec-
     utive and other
     compensation             / /         / /           / /
     (page 28)

D.   Withdrawal of
     retirement plan
     for non-employee
     directors                / /         / /           / /
     (page 30)

E.   Stock payments
     to non-employee
     directors                / /         / /           / /
     (page 31)


Will Attend Annual Meeting   / /

Discontinue Mailing Publications
to this account              / /

Signature(s) ________________________________ Date ______  IBM

PLEASE SIGN AND DATE HERE, DETACH AND RETURN IN ENCLOSED
ENVELOPE.

Admission Ticket
to the 1995 Annual Meeting of
IBM Stockholders

This is your admission ticket for the Annual Meeting of stockholders to be held on Tuesday, April 25, 1995, at 10:00 a.m. in the Ovens Auditorium, 2700 East Independence Boulevard,
Charlotte, North Carolina.

Stockholders must have a ticket for admission to the meeting.
This ticket is issued to the stockholder whose name appears on it and is non-transferable.

PROXY CARD

IBM  International Business Machines
     Corporation
     Armonk, New York 10504

Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders
April 25, 1995

Louis V. Gerstner, Jr., Jerome B. York, and John E. Hickey, or any of them individually and each of them with power of substitution, are hereby appointed Proxies of the undersigned to vote all common stock of International Business Machines Corporation owned on the record date by the undersigned at the Annual Meeting of Stockholders to be held in the Ovens Auditorium, Charlotte, North Carolina, at 10:00 a.m. on Tuesday, April 25, 1995, or any adjournment thereof, upon such business as may properly come before the meeting, including the items on the reverse side of this form as set forth in the Notice of 1995 Annual Meeting and the Proxy Statement dated March 14, 1995.

Election of Directors, Nominees:
H. Brown, F. Gerber, L.V. Gerstner, Jr., N.O. Keohane, C. F.
Knight, L.A. Noto, J.B. Slaughter, A. Trotman, L.C. van Wachem,
C.M. Vest, J.B. York

(Shares cannot be voted unless this Proxy Card is signed and returned, or other specific arrangements are made to have the shares represented at the meeting.)

PLEASE DETACH AND PRESENT THIS TICKET FOR ADMISSION TO THE ANNUAL
MEETING